Exhibit 99.3

CORPORATE PARTICIPANTS

Steve Nielsen
Dycom Industries, Inc. - President, CEO

Rick Vilsoet
Dycom Industries, Inc. - VP, General Counsel, Secretary

Drew DeFerrari
Dycom Industries, Inc. - SVP, CFO

CONFERENCE CALL PARTICIPANTS

Alex Rygiel
FBR Capital Markets - Analyst

Adam Thalhimer
BB&T Capital Markets - Analyst

Simon Leopold
Morgan Keegan - Analyst

Michael Funk
BofA Merrill Lynch - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Dycom results conference call. (Operator Instructions).

As a reminder, today's call is being recorded. With that being said, I will turn the conference now your host, Mr. Steve Nielsen. Please go ahead, sir.

Steve Nielsen - Dycom Industries, Inc. - President, CEO

Thank you, John. Good morning, everyone. I’d like to thank you for attending our fourth-quarter fiscal 2010 Dycom results conference call. During the call, we will be referring to a slide presentation which can be found on our website, www.dycomind.com under the heading Events. Relevant slides will be identified by number throughout our presentation. Going to slide one, today we have on the call Drew DeFerrari, our Chief Financial Officer, and Rick Vilsoet, our General Counsel. Now I will turn the call over to Rick Vilsoet. Rick.

Rick Vilsoet - Dycom Industries, Inc. - VP, General Counsel, Secretary

Thank you, Steve. Referring to slide two, except for historical information, the statements made by Company management during this call may be forward-looking and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations, estimates and projections and involve known and unknown risks and uncertainties which may cause the Company's actual results for future periods to differ materially from forecasted results. Those risks and uncertainties are more fully described in the Company's periodic filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements. Steve.

Steve Nielsen - Dycom Industries, Inc. - President, CEO

Thanks, Rick. Yesterday, we issued a press release announcing our fourth-quarter 2010 results. As you review this release, it is important to note the following. We utilize a 52/53 week fiscal year ending on the last Saturday in July. As a result, the fourth quarter of fiscal 2010 contained 14 weeks compared to 13 weeks in the fourth quarter of fiscal 2009. For clarity and to enable comparability between periods, my comments with respect to organic revenue growth rates will adjust for the additional week in fiscal 2010. See slides 10 and 11 for a reconciliation of these non-GAAP revenue items, as well as slide 12 for other reconciliations of our non-GAAP results to our GAAP results for the fiscal years 2010 and 2009.

Moving to slide three. Revenue increased sequentially by 12.9% to $281.5 million, with trends improving in the latter part of the quarter. Revenue on an organic basis declined year-over-year by 3.1%, reflecting moderating reductions in customer capital spending plans. Volumes during the quarter were mixed from telephone companies, with some companies growing, while others continue to cautiously deploy capital for new network initiatives and tightly manage routine capital and maintenance expenditures. On the other hand, spending by cable customers improved and increased year-over-year. Earnings of $0.12 per share for the fourth quarter decreased from last year's earnings of $0.17 per share, with gross margins increasing sequentially, but declining by approximately 170 basis points year-over-year, reflecting increased labor, material and fuel costs. During the quarter, we entered into a new $225.0 million five-year revolving credit agreement and finished the quarter with strong liquidity.

Going to slide four. During the quarter, we continued to experience the effects of a slow growth economy. Revenue from AT&T was up sequentially and up year-over-year. At $59.8 million or 21.2% of revenue, AT&T was our largest customer. Revenue from Comcast was up sequentially. Comcast was our second largest customer at $39.2 million or 13.9% of total revenue. CenturyLink was our third largest customer, with revenues of $29.3 million or 10.4% of total revenue. CenturyLink was up sequentially and year-over-year. Revenue from Verizon was $26.5 million. Verizon was Dycom's fourth-largest customer for the quarter at 9.4% of revenue. And revenue from Time Warner Cable was up year-over-year. Time Warner Cable was our fifth largest customer at 7.1% of total revenue. Altogether, our top five customers represented 62.1% of revenue, and were down 5.5% year-over-year. All other customers increased 1.2%. Interestingly, if Verizon is excluded, we grew 5.8% organically year-over-year, our best growth rate in 10 quarters.

Now moving to slide five, backlog at the end of the fourth quarter was $1.114 billion versus $1.024 billion at the end of the third quarter, an increase of approximately $90.0 million. Of this backlog, approximately $640.0 million is expected to be completed in the next 12 months. During the quarter, we continued to book new work and renew existing work. With AT&T, we renewed three-year construction and service agreements in North Carolina and Tennessee. From Comcast, we received three-year installation services agreements for Washington, Oregon, California, Georgia, New Jersey, Pennsylvania, and Delaware. For AT&T, a three-year utility line locating contract in Georgia. From Comcast, a network upgrade project in Connecticut. And from various rural telecom providers, fiber construction services in Kentucky and South Carolina. Headcount increased during the quarter to 8,897, reflecting normal seasonal factors and an improving environment. Now I will turn the call over to Drew for his financial review.

Drew DeFerrari - Dycom Industries, Inc. - SVP, CFO

Thanks, Steve, and good morning, everyone. As a reminder, our fourth quarter of 2010 results included 14 weeks of operations compared to 13 weeks for the fourth quarter of fiscal 2009. We have provided a reconciliation of non-GAAP measures to the GAAP measures in the slide presentation for today's call.

Going to slide six of the presentation, contract revenues for the fourth quarter of 2010 were $281.5 million compared to $269.7 million for the fourth quarter of 2009. Excluding the incremental week in the current quarter, the revenue decline was 3.1%. Telecommunications and utility-locating customers made up over 96.0% of our revenue on a combined basis, with electric, gas and other construction and maintenance customers making up the balance. Income from continuing operations for the current quarter was $4.6 million compared to $6.7 million in the prior year. Earnings per share were $0.12 per share compared to $0.17 per share in Q4 '09.

Turning to slide number seven, cost of revenues as a percentage of contract revenue was impacted by higher training and labor costs, as well as increased material costs compared to Q4 ‘09. In addition, higher prices of fuel drove up our costs by approximately 50 basis points. As a percentage of contract revenues, G&A costs were unchanged, while depreciation and interest expense were up slightly. Other income was higher in the current period as we sold more assets at generally higher prices. Our effective tax rate for the quarter was approximately 42.5% and 45.5% for the year-to-date period. The fourth quarter effective tax rate included the impact of several tax credits and deductions that reduced the rate compared to expectations. As we look forward to fiscal 2011, we expect next year's full-year rate to be closer to 44.0%.

Now turning to slide number eight. Our balance sheet remains strong, and we ended the period with $103.3 million of cash on hand. During the quarter, operating cash flows were $5.5 million, and DSO's were 61 days, down slightly from 62 days in the fourth quarter of last year. Capital expenditures, net of disposals, were $15.0 million for the quarter and $46.6 million for fiscal 2010. Gross capex for the quarter was approximately $17.2 million. We expect fiscal 2011 capital expenditures, net of disposals, to range from $55.0 million to $65.0 million.

During the current quarter, we entered into a new five-year $225.0 million revolving credit agreement, which extends our nearest maturity of long-term debt out until June 2015. The interest rate applicable to borrowings on the facility will be based on our consolidated leverage ratio of debt to EBITDA, and currently the rate would be at LIBOR plus 250 basis points. At July 31, there were no borrowings outstanding and $124.1 million was available, after providing for letters of credit related to our insurance programs. The financial covenants of the new agreement are consistent with our previous agreement. We are required to maintain a consolidated leverage ratio of debt to EBITDA below 3 to 1 and maintain an initial consolidated interest coverage ratio of EBITDA to interest greater than 2.75 to 1.0. Overall, we are pleased with the terms of this new agreement. Now I will turn the call back to Steve.

Steve Nielsen - Dycom Industries, Inc. - President, CEO

Thanks, Drew. Going to slide nine, in summary, despite a slow economy during the quarter, we began to see indications of an improving environment and continued to demonstrate strengths. First and foremost, we maintained solid customer relationships throughout our markets, we continued to win projects and extend contracts at acceptable pricing. These successes were reflected in a number of notable contract awards. In addition, in an improving demand environment, we have generally increased market share as our customers are consolidating vendor relationships. Secondly, the strength of those relationships and the value we can generate for our customers has allowed us to be at the forefront of evolving industry opportunities. The long-term drivers of these opportunities are as strong as ever, and in fact may further strengthen. The government's response to a weak economy includes increased funding for broadband initiatives, and a number of these initiatives are now moving through the solicitation process. In addition, industry merger and acquisition activities are expanding new technology deployments. In fact, one recent merger approval included explicit commitments to increase outside plant capital expenditures as a condition of approval.

Additionally, we remain encouraged that cable operators have begun to deploy a number of new technologies which will enable them to significantly increase the effective bandwidth of their networks and offer new products to consumers and businesses, while both telephone and cable companies as well as a number of other industry participants are aggressively extending or deploying fiber networks to provide wireless backhaul services. And finally, we are strong financially, maintaining ample liquidity and a robust balance sheet. As our industry continues to evolve, we believe our fundamental strengths will allow us to remain one of the best-positioned firms in our industry, able to exploit profitable growth opportunities, which appear to be increasing despite a slow economy. As we look ahead, we expect total revenues for the first quarter of fiscal 2011 which are down slightly year-over-year and margins which improve sequentially.

As the nation's economy slowly emerges from recession, we remain encouraged that our major customers possess significant financial strength and remain committed to multi-year capital spending initiatives. We have adjusted our business during a weak economic period and slowing expenditures from a key customer, and these adjustments have fortified our strong balance sheet, meaningfully increased our liquidity and positioned us well for emerging growth opportunities. We remain confident in our strategies, the prospects for our Company, the capabilities of our able employees and the experience of our management team, who have grown our business following difficult economic times many times before. Now, John, we will open the call for questions.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) First go to the line of Alex Rygiel with FBR Capital Markets. Please go ahead.

Alex Rygiel - FBR Capital Markets – Analyst

Good morning, Steve, how are you?

Steve Nielsen - Dycom Industries, Inc. - President, CEO

Good morning.

Alex Rygiel - FBR Capital Markets – Analyst

Backlog is very interesting, and we’d love to get a little bit more color on whether or not there is any interesting mix shift -- customer mix shift occurring in your backlog as we look out into 2011 from 2010. And the follow-up question to that is how does margin profile in backlog look?

Steve Nielsen - Dycom Industries, Inc. - President, CEO

I think we had -- in the contracts that we talked about, a number of those were renewals. We’re happy with where those were renewed. In addition, there were some extensions of the territory we covered. We’re comfortable with those. I think because of the nice awards that we've had with Comcast, there is probably a mix shift in the total backlog towards cable on the margin -- not significant, but certainly in that direction. You know, we had a couple of awards in the rural fiber market. We think there will be more of those coming as the broadband stimulus dollars begin to hit the marketplace. So I think in general, you would see a shift, certainly year-over-year, away from particularly Verizon and into cable, some of the broadband stimulus and some of the other phone companies.

Alex Rygiel - FBR Capital Markets – Analyst

Just to clarify, the shift into cable is outside plant construction or fulfillment?

Steve Nielsen - Dycom Industries, Inc. - President, CEO

We picked up some projects in outside plant, but the significant increase was on the fulfillment side.

Alex Rygiel - FBR Capital Markets – Analyst

And then secondly, you've highlighted materials in the quarter as negative headwind on your gross profit margin. Can you expand upon that a little bit more?

Steve Nielsen - Dycom Industries, Inc. - President, CEO

Sure. The issue with the materials is we have one customer that we've had some pretty significant growth with, where we provision a good portion of the materials. I don't know that it's necessarily a headwind, but on a year-over-year basis, there is an increasing component of cost of goods to material compared to prior periods. If you look at the balance sheet, you will see inventories are up, and that is a reflection of that growth. That is a good client. We're happy with the business. But it just changes the margin profile year-over-year slightly, with more cost going into materials.

Alex Rygiel - FBR Capital Markets – Analyst

So in other words, you're passing through materials at effectively no margin, and the lower margin is not a reflection of pricing pressure from your core services business.

Steve Nielsen - Dycom Industries, Inc. - President, CEO

We do earn a margin on the materials, which we think is appropriate. That’s part of the process. I think what I would look to is, as we disclosed, fuel was an impact of call it 50 basis points, and we certainly had some training expenses as we ramped up almost 400 employees sequentially. And I think those were bigger drivers. Material is something that we watch on the margin, but I think those were the bigger drivers.

Alex Rygiel - FBR Capital Markets – Analyst

And lastly, your comment or your guidance as it relates to net capex in 2011, does that assume additional growth over and above what you see in backlog today?

Steve Nielsen - Dycom Industries, Inc. - President, CEO

It doesn't at this point. I mean, we need to -- and we talked about it in the last call – we’re taking advantage of some opportunities to trade out equipment before a particular model gets discontinued. We’re doing that because it makes us money. We’re also doing some equipment replacements, and I think generally the way we think about growth capex is when you see it, that's a good thing because EBITDA is growing.

Alex Rygiel - FBR Capital Markets – Analyst

Great. Thank you. Nice quarter.

Steve Nielsen - Dycom Industries, Inc. - President, CEO

Thank you.

Operator

Next go to the line of Adam Thalhimer with BB&T Capital Markets. Please go ahead.

Adam Thalhimer - BB&T Capital Markets – Analyst

Good morning guys.

Steve Nielsen - Dycom Industries, Inc. - President, CEO

Good morning, Adam.

Adam Thalhimer - BB&T Capital Markets – Analyst

How much of the growth at CenturyLink is related to IPTV?

Steve Nielsen - Dycom Industries, Inc. - President, CEO

Well, it’s certainly a driver, Adam, but I think that’s a portion of the business there; they certainly have been aggressive in deploying more fiber in their networks, both to expand their DSL footprint, as well as to provision cell towers and just other consumers of more bandwidth. As you remember, as Embarq went into the merger, they had focused on being very disciplined around capital expenditures, and I think in part these are some of the expenditures that needed to be made. But clearly, at least as we looked at their comments, they seem --- on their earnings call, they seem to be happy with IPTV, and in fact talked about it as a potential upside to the Qwest transaction, to put that type of traffic across to Qwest fiber network. So I think it’s not a huge driver at this point, but it’s one that we’re optimistic will continue to grow.

Adam Thalhimer - BB&T Capital Markets – Analyst

And Steve, relative to other contractors, how do you feel you are positioned for that contract?

Steve Nielsen - Dycom Industries, Inc. - President, CEO

You know, we have a good relationship with CenturyLink. I'm sure they have good relationships with other vendors, and we feel like we’re getting our fair share.

Adam Thalhimer - BB&T Capital Markets – Analyst

Okay. And then I wanted to ask you about -- with rural stimulus or rural broadband rollout, you mentioned you won a couple awards in the quarter. How are these projects on a profitability basis looking versus your normal work?

Steve Nielsen - Dycom Industries, Inc. - President, CEO

I think generally, because they are what I would call spot market, individual project opportunities, that we feel like we've got to have a good margin in the business because they are not -- unlike a master agreement, they are not going to be continuous. Although some of these projects are potential to extend for two to three years. But we would only address individual contract opportunities that we thought were accretive to our margins or the core book of business. Because when you take on projects, that is the way you have to think about it.

Adam Thalhimer - BB&T Capital Markets – Analyst

Okay, and I just wondered if -- maybe this is a question for Drew, but just as we start to model out ‘11, you know, the SG&A line, it's kind of interesting, because revenue is down 20.0% from the peak, but SG&A has really been flattish and hurt you a little bit in the quarter.

Steve Nielsen - Dycom Industries, Inc. - President, CEO

Adam, here is the way we think about SG&A. You make some -- you make investments in slow times to be better managed in better times. And we think that we've done that. We have adjusted it, in part because of the way we are organized around subsidiaries. There are -- there is only so much that we’re comfortable in cutting in slow periods. On the other hand, as the environment improves, and something like a broadband stimulus initiative, where there is literally hundreds of different opportunities that we need to address, we think that the strength of our decentralized model comes through in that environment. So we’re always paying attention to G&A. But on the other hand, you don't want to cut in the down time so that you give away some of the upside when things improve.

Adam Thalhimer - BB&T Capital Markets - Analyst

So in ‘11, do you think you can kind of maintain flattish SG&A as you kind of move things around?

Steve Nielsen - Dycom Industries, Inc. - President, CEO

I mean, it is going to be a function, Adam, of how the opportunities come through. Certainly, it’s tightly managed. And if we have a good idea that we’re going to be growing in the back half of the fiscal year, then we may have a different margin profile than the way we think about it now. I mean, there is some leverage, and that’s the important part, is to as the revenue growth comes through, potential revenue growth comes through, you get leverage on that fixed amount.

Adam Thalhimer - BB&T Capital Markets - Analyst

That's what I'm really driving at, is what is -- to what extent is there leverage here as the business trends back up?

Steve Nielsen - Dycom Industries, Inc. - President, CEO

Once again, it's a function of our subsidiary structure. There ‘s a certain amount of overhead you have to have in a business that is running $40.0 million in business, if it goes to $50.0 million, it is not linear what they will have to add for overhead.

Adam Thalhimer - BB&T Capital Markets - Analyst

Okay. Thanks very much.

Steve Nielsen - Dycom Industries, Inc. - President, CEO

Thank you.

Operator

And we’ll go to Simon Leopold with Morgan Keegan. Please go ahead.

Simon Leopold - Morgan Keegan - Analyst

Thanks, I want to get a couple of housekeeping ones out of the way first. In terms of your telco/cable split, how did that turn out this quarter?

Drew DeFerrari - Dycom Industries, Inc. - SVP, CFO

Sure, the telco side was 47.3% and the cable was 31.0%.

Simon Leopold - Morgan Keegan - Analyst

Great. And could you round out the top ten customer list, give us six through ten again?

Drew DeFerrari - Dycom Industries, Inc. - SVP, CFO

Sure. Charter was at 6.5%; Windstream was at 3.7%; Questar Gas, 1.7%; Electric Power Board, 1.4%; and Cablevision was 1.4%.

Simon Leopold - Morgan Keegan - Analyst

Okay. And that leads me to my first sort of more substantive question, is looking for Frontier in terms of prospects they are giving, they acquired the Verizon access lines. Wondering how close they are to break into that top ten customer list and what your thinking is for their outlook.

Steve Nielsen - Dycom Industries, Inc. - President, CEO

Certainly, Simon, they made some commitments as part of the access line spinoff out of Verizon. They are also involved in managing some of the stimulus programs that are pointed towards West Virginia. So we did not see a meaningful pickup in the quarter, but then again, they closed the merger the first of July. We see it as a growth opportunity. We do have contracts with them, particularly in the mid-Atlantic part of the country. So we think it’s there. It just may be a little bit too early for us to see it at this point.

Simon Leopold - Morgan Keegan - Analyst

Okay, and then also in terms of timing, it sounds like you are looking at the broadband stimulus similarly. Was there any contribution from broadband stimulus in the July quarter, and if so, how much? And then what’s your expectation for how you would think those contributions ramp within the next several quarters?

Steve Nielsen - Dycom Industries, Inc. - President, CEO

We saw some RUS projects that were ongoing prior to the stimulus, but are similar, that were awarded, that we worked on during the quarter. I think you will see the first of the actual stimulus directly related awards in rural fiber probably in the end of this quarter.

Simon Leopold - Morgan Keegan – Analyst

Okay. And then just one last one, just want to clarify the margin guidance. Margins improving sequentially. Is that both gross and operating margin that would be improving sequentially?

Steve Nielsen - Dycom Industries, Inc. - President, CEO

Yes.

Simon Leopold - Morgan Keegan - Analyst

So just wondering how much of that improvement is coming from the gross margin, I guess, getting past the training costs, and how much might be cuts in your SG&A. And I guess I'm trying to sort of look past the extra week, because I guess October is a 13-week.

Steve Nielsen - Dycom Industries, Inc. - President, CEO

Yes, that's right. We're back to -- for the next six years, we will be on a 52-week calendar. I think kind of proportionally, Simon -- and we are not giving precise guidance -- but I think there would be slightly more improvement on the gross margin rather than the G&A.

Simon Leopold - Morgan Keegan - Analyst

Great. Thank you. That's helpful.

Operator

(Operator Instructions) And we’ll go to Michael Funk with Bank of America Merrill Lynch. Please go ahead.

Michael Funk - BofA Merrill Lynch - Analyst

Great, thank you good morning and thank you for taking the question. Just two really quick ones, if you could. I think you mentioned in the call that a portion of your growth, of course, is coming from customer consolidation of vendors. Presumably the other portion is coming from just industry spending and growth, or maybe new customers coming on board. Maybe if you can give me some idea of the breakdown between those two. And then second, you mentioned you're investing for growth in your own business during the slow times. Maybe you can address the opportunities for consolidation, maybe picking up some assets at attractive prices right now, given your balance sheet strength and industry positioning in the consolidation that you highlighted earlier. If I could, actually, just one more quick one. Can you quantify once again what you see as the tower backhaul opportunity? We are hearing a lot of the telcos, both alternative and more traditional ILEC carriers, highlighting non-tower backhaul as an opportunity for them. And clearly, there will be some need for additional plant installations. So if you guys could walk through your thoughts on that too, please.

Steve Nielsen - Dycom Industries, Inc. - President, CEO

Sure. I think in terms of as we think about the growth outside of Verizon in the quarter, I think there was -- a disproportionate portion of that growth was just industry growth. I mean, just more services through our existing footprint. We certainly did gain some territory in the quarter. But I would say that the general driver was overall industry growth. And maybe I will tie that into your question about backhaul, before we get to M&A opportunities. Clearly, if you look at the earnings calls and some conference comments over the last month, all cable operators and all telephone companies certainly see cellular backhaul as a significant opportunity in their businesses. I think there were several that actually gave number of towers under contract and opportunities that they were looking at. And so we are seeing that come through the business. I think, Michael, in the past, we've been comfortable to say that we kind of see it as a $50.0 million opportunity on an annual basis. And depending on the eventual industry ramp-up, it could be $75.0 million or $100.0 million. It is a very diffuse opportunity in that it’s throughout all of our customers and that for a number of our customers, the business comes through our normal master service agreements. So it’s not a separate line item in our revenue. But I do think it is a driver. Certainly, the cable companies also on their calls talked about their desire and ability to get into the small and medium enterprise services for businesses. And we continue to see that and Metro-E as an emerging opportunity for the cable companies. In terms of uses of capital, we certainly always look at M&A opportunities, and we are seeing a number of those come across our desk. We evaluate them one at a time and take an opportunistic approach. We don't have any specific target to get them done. We do it when they make sense and are accretive to our shareholders.

Michael Funk - BofA Merrill Lynch – Analyst

Great. Thank you very much.

Operator

And with no further questions, I will turn it back to you, Mr. Nielsen.

Steve Nielsen - Dycom Industries, Inc. - President, CEO

Thank you, John. We appreciate everybody's time and attendance, and we will talk to you just before Thanksgiving on our first-quarter call. Thank you.

Operator

Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation. You may now disconnect.